Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement,”) is entered into and effective the 1st day of January, 2012, by and between Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company”), and Brian T. Cahill (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive desire to enter into a formal employment relationship to clearly define the duties, responsibilities, and compensation of the Employee;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Employment and Compensation.  Company agrees to employ Executive at an annualized Base Salary as set from time to time by SIRE’s Board of Directors (“Board”), currently at One Hundred Ninety Six Thousand Dollars ($196,000.00), payable in substantially equal installments on the regular payroll cycles of the Company.  Executive shall also be entitled to participate in the Southwest Iowa Renewable Energy, LLC Cash Bonus Plan (the “Cash Bonus Plan”) and the Southwest Iowa Renewable Energy Equity Incentive Plan (the “Equity Incentive Plan”), as approved by the Board and as amended from time to time.  The target under the Cash Bonus Plan is for 20% of Base Salary, with a maximum of 40% of Base Salary.  The maximum potential award under the Equity Incentive Plan is 25% of Base Salary.   In each case the actual annual award will be determined based on Executive’s individual contribution during each performance year as well as on the results achieved against select metrics of our annual business plan.  Copies of the current Cash Bonus Plan and Equity Incentive Plan have been provided to Executive.

2.           Executive’s Duties.  For the Term of this Agreement, Company agrees to employ Executive as General Manager, President, and CEO.   Executive shall perform for or on behalf of Company such duties as are customary of the General Manager, President, and CEO, and such other duties as Employee shall assigned from time to time, and Executive’s total time commitment will normally be reasonably consistent with that normally expected of similarly situated executive level employees. Executive shall perform such duties in accordance with Company’s policies and practices, and subject only to such limitations, instructions, directions, and control as the Company may specify from time to time at its discretion.  Executive shall serve the Company faithfully, diligently and to the best of his ability. Employee shall devote all working time, ability, and attention to the business of Company and during the Term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of Company.

3.           Term.  The term (the “Term”) of this Agreement shall commence on January 1, 2012 and end on December 31, 2012.  This Agreement shall automatically be extended for one year terms on January 1 of each succeeding year, unless the Company or the Executive gives notice that it/he does not wish to extend the Term of this Agreement.  Executive’s employment with SIRE is “at-will.”  Both Executive and the Company have the right to terminate the Term of this Agreement at any time and for any or no reason.

The Term refers to the period during which the Executive is performing Services for the Company and the Company is paying compensation to the Executive. Obligations that are intended to survive the Term, including, but not limited to, the obligations under Section 6, shall survive the end of the Term.

4.           Benefits.  As a full-time employee of the Company through the Term of this Agreement, Executive will receive such benefits and on such terms as are accorded other full-time employees of similar status, including at this time health insurance, dental benefits, long-term disability insurance, life insurance, 401(k), fifteen (15) vacation days per calendar year, and nine (9) paid holidays each calendar year.  Executive’s benefits, including percentage of employee premium contribution, are subject to change in accordance with changes made for full-time employees of similar status.  In addition, Executive shall be provided with a company vehicle, the make and model of which must be approved by the Board.  All mileage, both business and personal, must be recorded and reported at year-end for appropriate tax calculations.   In connection with Executive’s relocation to Council Bluffs from Atchison, Kansas, Executive will receive reimbursement for reasonable and customary relocation costs up to a maximum of $25,000 from the date of initial employment to conclusion of the sale of the Atchison property.  Expenses eligible for reimbursement will include the following:

-	Pack & move household goods by moving company
-	Selling costs of existing home (realtor fees, etc.)
-	Closing costs on new mortgage

5.           Repayment; Clawback.  Notwithstanding any provision in this Agreement to the contrary, if the Company is required to restate any of its financial statements, other than restatements due solely to factors external to the Company such as a change in accounting principles or a change in securities laws or regulations with retroactive effect, then the Company may recover or require reimbursement of severance payments, bonuses, equity compensation awards (including profits from the sale of Company stock acquired pursuant to such awards) and/or other payments or benefits made to the Executive under this Agreement which are based on specific financial performance targets. In exercising its discretion to recover or require reimbursement of any amounts as a result of any restatement, the Company will give reasonable and due consideration to, among other relevant factors, the level of the Executive's responsibility or influence, as well as the level of others’ responsibility or influence, over the judgments or actions that gave rise to the restatement.

6.           Confidentiality and Non-Disclosure.  Executive expressly acknowledges and understands that as part of his job duties, he will be exposed to certain confidential information, client and potential client relationships, and supplier, licensee, or other business relationships of Company (some of which may be developed by him in the course of his employment) ("Confidential Information").  Executive acknowledges such Confidential Information is the sole and exclusive property of Company, constituting valuable, special and unique property of Company in which it has and will have a protectable interest. In certain cases, the Company is party to licenses or other agreements which require the Company and its employees to maintain the confidentiality of information and all such information is included within the definition of Confidential Information for purposes of this Agreement.  The parties therefore agree that it is necessary to enter into this covenant to protect Company's interests.  Independent of any obligation under any other contract or agreement between Executive and Company, Executive agrees to maintain the confidentiality of the Confidential Information as described in this Section 6 during the term of this Agreement and for a period of two (2) years following the voluntary or involuntary separation of Executive’s employment for any reason whatsoever, or for any longer period required by a third-party contract of which Executive is aware.

Executive hereby further agrees to hold in a fiduciary capacity for the benefit of the Company all Confidential Information consisting of proprietary and confidential information, knowledge, ideas and data of the Company, including, without limitation, customer lists and the Company’s products, processes and programs relating in any way to the present or future business or activities of the Company, for the useful life of such Confidential Information and as long as such Confidential Information remains confidential.

If any court of competent jurisdiction shall determine that the foregoing covenants are invalid in any respect, the parties hereto agree that any court so holding may limit such covenant in time, in area or in any other manner which the court determines such that the covenant shall be enforceable against Executive.

7.           Remedies.  In the event of the breach or threatened breach by Executive of the provisions of Section 6 of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach or threatened breach. Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive.  Moreover, if the Company prevails against Executive in whole or in part in any action to enforce this Agreement, whether for injunctive relief or damages or both, then in addition to whatever injunctive relief or damages may be awarded, the Company shall be entitled to its expenses and costs incurred in the successful pursuit of such action or portion thereof, including the Company’s reasonable attorneys’ fees.

8.           Covenants Separable.  It is mutually understood and agreed by and between the parties that the covenants contained in Section 6 and any subsections thereof are fair and reasonable, and are reasonably required for the protection of the Company.  The parties further agree that the covenants are separable, severable and divisible in all respects, and the unenforceability of any specific covenant or undertaking shall not affect the validity of any other such covenants or undertakings.  In the event any provision hereof is held to be invalid, illegal or unenforceable for any reason or in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms.

9.           Internal Revenue Code of 1986 Section 409A.  Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations and other guidance issued thereunder to the extent applicable.  For purposes of determining whether any payment made pursuant to this Agreement results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  If Executive is a specified employee (as defined in Treasury Regulation §1.409A-1(i)) upon separation from service (as defined in Treasury Regulation §1.409A-1(h)), then payment of any Section 409A deferred compensation amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.  For purposes of conforming this Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from service or similar terms shall mean a “separation from service” as defined in Treasury Regulation §1.409A-1(h).  Further, any reimbursements, gross-ups or in-kind benefits to be provided pursuant to this Agreement that are taxable to the Executive shall be subject to the following restrictions: (a) each reimbursement or gross-up must be paid no later than the last day of the calendar year following the Executive’s tax year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups provided, during a tax year of the Executive may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups to be provided, in any other tax year of the Executive; (c) the period during which any reimbursement or gross-up may be paid or in-kind benefit may be provided shall end one year after the Executive's separation from service; and (d) the right to reimbursement, gross-up or in-kind benefits is not subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing or any provision in this Agreement to the contrary, the Company does not warrant or promise compliance with Section 409A of the Code and neither Executive nor any other person shall have any claim against the Company for any good faith effort taken by the Company to comply with Section 409A.

10.           Notice.  Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered, sent by certified mail return receipt requested, postage prepaid, or nationally recognized express delivery service with delivery confirmed or telexed or telecopied with receipt confirmed, addressed as follows:

if to Executive:                      Brian T. Cahill
102 Quail Pass
Atchison, KS  66002

if to the Company:               Southwest Iowa Renewable Energy, LLC
Attn: Chairman of the Board
10868 189th Street
Council Bluffs, IA 51503

or at such subsequent address as either party may designate to the other in writing, and shall be deemed to have been given as of the date when properly sent in accordance with the terms hereof.

11.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the offer letter dated August 27, 2009 setting out the initial terms of your employment.

12.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

13.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa (without regard to conflicts of laws provisions).

14.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors, assigns, heirs and personal representatives, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

15.           Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Recitals. The recitals are incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EXECUTIVE:	/s/ Brian T. Cahill
Brian T. Cahill

COMPANY:	SOUTHWEST IOWA RENEWABLE ENERGY, LLC

/s/ Karol King
Karol King, Chairman of the Board

Date: January 1, 2012